NEWS RELEASE

Contact:	Jim Sheehan	Martha Schaefer
	SeaChange PR	SeaChange IR
	1-978-897-0100 x3064	1-978-897-0100 x3030
	jim.sheehan@schange.com	martha.schaefer@schange.com

SeaChange InternationaL Reports

SeCOND qUARTER AND sIX MONTH Fiscal 2013 Results

•	Revenue at the Higher End of Guidance
•	Generates Positive Non-GAAP Operating Income
•	10b5-1 Stock Buy Back Plan to Be Implemented in September

ACTON, Mass. (Sept. 5, 2012) – SeaChange International, Inc. (NASDAQ: SEAC), an industry leading multi-screen video software company, today reported revenue of $36.7 million and non-GAAP operating income of $1.2 million or $0.04 per share for the second quarter of fiscal 2013. In comparison, second quarter fiscal 2012 revenue was $38.4 million and non-GAAP operating income was $4.2 million or $0.13 per share. The Company’s financial results reflect the impact of the sale of both its Broadcast Servers and Storage and its Media Services businesses in May 2012. Accordingly, the Company has reflected both of these divested businesses as discontinued operations in its financial statements for the second quarter and the first six months of both fiscal 2013 and 2012. The Company posted a GAAP loss from operations for the second quarter of fiscal 2013 of approximately $6.8 million or $0.21 per share compared to GAAP income from operations of $777,000 or $0.02 per share for the second quarter of fiscal 2012. The Company’s GAAP results include non-recurring charges which consist of professional fees associated primarily with divestitures, severance and restructuring charges, inventory and fixed asset write-downs, and earn-outs associated with our acquisitions.

For the first six months of fiscal 2013, the Company posted revenues of $73.4 million and non-GAAP operating income of $3.5 million compared to revenues of $78.6 million and non-GAAP operating income of $6.8 million in the same prior period. The Company posted a GAAP loss from operations for the first six months of fiscal 2013 of approximately $8.0 million compared to GAAP income from operations of $6,000 for the same prior period.

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SeaChange Q2 FY13/Page 2

SeaChange also announced that its Board of Directors has authorized management to establish a Rule 10b5-1 plan under its previously announced $25 million share repurchase program to buy back shares. The Rule 10b5-1 plan allows for repurchase of shares through open market purchases, privately negotiated transactions, block purchases or otherwise in accordance with applicable federal securities laws, including Rule 10b-18 of the Securities Act of 1934. Depending on market conditions and other factors, the repurchase may be commenced or suspended at any time or from time to time, without prior notice. The Company intends to establish the 10b5-1 plan to buy back shares by mid-September 2012.

“Throughout SeaChange’s second quarter we have executed on our strategy.  We continue to reduce our overall sales, general and administrative costs and manufacturing costs and further streamline our organization. We have recently announced design wins for our next generation Adrenalin video back office platform with two major U.S. cable multiple system operators, and our Infusion advanced advertising platform with large service providers in both North America and Europe,” stated Raghu Rau, SeaChange CEO.  “Our focus over the next two quarters will be to deliver on commitments to our customers, increase revenue, improve the bottom line and drive shareholder value.”

Commenting on the future outlook, Rau stated, “We anticipate our third quarter fiscal 2013 revenues to be in the range of $37 million to $40 million, and non-GAAP operating income to be in the range of $0.04 to $0.06 earnings per share. We also anticipate our full year fiscal 2013 revenue to be in the range of $152 million to $158 million which is within our previously announced guidance and non-GAAP operating income to be in the range of $0.31 to $0.37.”

The Company ended the second quarter of fiscal year 2013 with cash, cash equivalents and marketable securities of $107.1 million compared to $93.8 million at the end of fiscal 2012.

The Company will host its second quarter and year to date conference call on Thursday, September 6, 2012 at 8:30 a.m. E.T. The live webcast can be accessed at www.schange.com/ir. Supplemental financial information and prepared remarks for the conference call will be posted to the Investor Relations section of our website simultaneously with this press release.

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SeaChange Q2 FY13/Page 3

About SeaChange International

Ranked among the top 250 software companies in the world, SeaChange International (NASDAQ: SEAC) enables transformative multi-screen video services through an open, cloud-based, intelligent software platform trusted by cable, IPTV and mobile operators globally. Personalized and fully monetized video experiences anytime on any device, in the home and everywhere, are the product of the Company’s superior back office, advertising and in-home offerings.

SeaChange’s hundreds of customers are many of the world’s most powerful media brands including all major cable operators in the Americas and Europe, and the largest telecom companies in the world. Headquartered in Acton, Massachusetts, SeaChange is TL 9000 certified and has product development, support and sales offices around the world.  Visit www.schange.com.

Safe Harbor Provision

Any statements contained in this press release that do not describe historical facts, including without limitation statements regarding the planned implementation of a Rule 105b-1 trading plan and future financial performance, are neither promises nor guarantees and may constitute forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements contained herein are based on current assumptions and expectations, but are subject to a number of risks and uncertainties that may cause actual results to differ materially from expectations. Factors that could cause actual future results to differ materially from current expectations include the following: the continued spending by the Company’s customers on video systems and services; the continued development of the multi-screen video market; the Company’s ability to successfully introduce new products or enhancements to existing products; worldwide economic cycles; steps taken to address the variability in the market for our products and services; uncertainties introduced by the evaluation of strategic options completed in fiscal 2012; our transition to a pure play software company; the loss of one of the Company’s large customers; the cancellation or deferral of purchases of the Company’s products; the length of the Company’s sales cycles; any decline in demand or average selling prices for our products; the Company’s ability to manage its growth; the risks associated with international operations; the Company’s ability to protect its intellectual property rights and the expenses that may be incurred by the Company to protect its intellectual property rights; an unfavorable result of current or future litigation; content providers limiting the scope of content licensed for use in the video-on-demand market or other limitations in materials we use to provide our products and services; the Company’s ability to compete in its marketplace; the Company’s ability to respond to changing technologies; the impact of acquisitions or divestitures made by the Company; changes in the regulatory environment; the Company’s ability to hire and retain highly skilled employees; and the effectiveness of the Company’s disclosure controls and procedures and internal controls over financial reporting.

Further information on factors that could cause actual results to differ from those anticipated is detailed in various publicly available documents made by the Company from time to time with the Securities and Exchange Commission, including but not limited to, those appearing under the caption “Certain Risk Factors” in the Company’s Annual Report on Form 10K filed on April 5, 2012. Any forward-looking statements should be considered in light of those factors. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results may differ from those set forth in the forward-looking statements.

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SeaChange Q2 FY13/Page 4

SeaChange International, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share data)

	July 31, 2012	January 31, 2012
Assets
Cash and marketable securities	$107,117	$93,780
Accounts and other receivables, net	43,194	46,774
Inventories, net	8,452	10,218
Prepaid expenses and other current assets	10,060	8,035
Assets held for sale	646	646
Property and equipment, net	19,098	20,162
Goodwill and intangible assets, net	62,136	66,846
Other assets	4,189	4,528
Assets related to discontinued operations	-	47,863
Total assets	$254,892	$298,852

Liabilities and Stockholders’ Equity
Accounts payable and other current liabilities	$19,344	$24,626
Deferred revenues	27,193	35,735
Other long term liabilities	7,545	8,464
Deferred tax liabilities and income taxes payable	7,164	7,545
Liabilities related to discontinued operations	-	11,544
Total liabilities	61,246	87,914

Total stockholders’ equity	193,646	210,938
Total liabilities and stockholders’ equity	$254,892	$298,852

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SeaChange Q2 FY13/Page 5

SeaChange International, Inc.

Condensed Consolidated Statement of Operations and Other Comprehensive Income - Unaudited

(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2012	2011	2012	2011
Revenues:
Products	$13,541	$15,049	$25,468	$32,402
Services	23,197	23,337	47,896	46,153
Total revenues	36,738	38,386	73,364	78,555
Cost of revenues:
Products	4,716	4,541	8,267	9,507
Services	13,200	11,129	25,480	23,542
Amortization of intangible assets and capitalized software	503	516	1,028	1,117
Stock based compensation expense	77	89	194	240
Inventory write-down	1,752	-	1,752	-
Total cost of revenues	20,248	16,275	36,721	34,406
Gross profit	16,490	22,111	36,643	44,149
Operating expenses:
Research and development	9,664	9,974	19,619	19,918
Selling and marketing	3,949	4,550	8,082	10,690
General and administrative	4,033	3,981	8,398	8,136
Amortization of intangibles	944	1,125	1,922	1,915
Stock based compensation expense	1,223	717	2,134	1,876
Earn-outs and change in fair value of earn-outs	1,543	52	1,603	105
Professional fees: acquisitions, divestitures, litigation, and strategic alternatives	469	708	1,419	1,276
Severance and other restructuring costs	1,470	227	1,442	227
Total operating expenses	23,295	21,334	44,619	44,143
(Loss) income from operations	(6,805)	777	(7,976)	6
Other (expense) income, net	(474)	98	(429)	255
Gain on sale of investment in affiliates	-	-	814	-
(Loss) income before income taxes and equity income in earnings
of affiliates	(7,279)	875	(7,591)	261
Income tax expense (benefit)	115	(90)	116	(214)
Equity income in earnings of affiliates, net of tax	-	1	26	87
(Loss) income from continuing operations	(7,394)	966	(7,681)	562
Income (loss) on sale of discontinued operations	2,547	-	(14,448)	-
Loss from discontinued operations, net of tax	(447)	(179)	(2,742)	(159)
Net (loss) income	$(5,294)	$787	$(24,871)	$403

Net (loss) income	$(5,294)	$787	$(24,871)	$403
Other comprehensive income (loss), net of tax:
Foreign currency translation adjustment	3,524	(948)	5,159	2,375
Unrealized loss on marketable securities	13	(27)	-	(53)
Comprehensive (loss) income	$(1,757)	$(188)	$(19,712)	$2,725

(Loss) income per share:
Basic (loss) income per share	$(0.16)	$0.02	$(0.76)	$0.01
Diluted (loss) income per share	$(0.16)	$0.02	$(0.76)	$0.01
(Loss) income per share from continuing operations:
Basic (loss) income per share	$(0.22)	$0.03	$(0.23)	$0.02
Diluted (loss) income per share	$(0.22)	$0.03	$(0.23)	$0.02
Income (loss) per share from discontinued operations:
Basic income (loss) per share	$0.06	$(0.01)	$(0.53)	$(0.01)
Diluted income (loss) per share	$0.06	$(0.01)	$(0.53)	$(0.01)
Weighted average common shares outstanding:
Basic	32,629	32,080	32,585	32,008
Diluted	32,629	32,684	32,585	32,549

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SeaChange Q2 FY13/Page 6

Use of Non-GAAP Financial Information

Beginning with the first quarter of fiscal 2013, we changed our reported non-GAAP measure of financial performance to both non-GAAP income from operations and adjusted EBITDA. We define non-GAAP income from operations as GAAP operating income or loss plus stock-based compensation expenses, amortization of intangible assets and capitalized software, inventory write-downs, earn-outs and change in fair value of earn-outs, professional fees associated with acquisitions and divestitures, litigation and strategic alternatives and severance and other restructuring costs. We define adjusted EBITDA as income or loss from continuing operations before net income tax expense (benefit), net interest income and expense, depreciation expense, amortization of intangible assets and capitalized software, stock-based compensation expense, inventory write-downs, earn-outs and change in fair value of earn-outs, professional fees associated with acquisitions and divestitures, litigation and strategic alternatives, inventory write-downs, severance and other restructuring costs. In periodic communications, we have discussed non-GAAP income from operations and also believe that adjusted EBITDA are both important measures that are not calculated according to U.S. generally accepted accounting principles (“GAAP”). We use non-GAAP income from operations and adjusted EBITDA in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our board of directors, determining a component of bonus compensation for executive officers and other key employees based on operating performance and evaluating short-term and long-term operating trends in our operations. We believe that non-GAAP income from operations and adjusted EBITDA financial measures assist in providing an enhanced understanding of our underlying operational measures to manage the business, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. We believe that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making.

Non-GAAP income from operations and adjusted EBITDA are non-GAAP financial measures and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. We expect to continue to incur expenses similar to the non-GAAP income from operations and adjusted EBITDA financial adjustments described above, and investors should not infer from our presentation of this non-GAAP financial measure that these costs are unusual, infrequent or non-recurring.

Income Tax Expense (benefit). Our GAAP income tax expense or benefit can fluctuate materially from period to period due to tax adjustments that have no relation to underlying operating performance. We feel that exclusion of income tax expenses or benefits allows comparisons of operating results that are consistent across past, present and future periods.

Net Interest Income and Expense. We receive interest income on investments and incur interest expense primarily on tax audit examinations. These charges may vary from period to period due to changes in interest rates driven by general market conditions and not our operating performance. We believe that exclusion of this income and expense allows comparison of operating results that are consistent across past, present and future periods.

Depreciation Expense. We incur depreciation expense related to capital assets purchased to support the ongoing operations of the business. These assets are recorded at cost and are depreciated using the straight-line method over the useful life of the asset. Purchases of such assets may vary significantly from period to period and without any correlation to underlying operating performance. Management believes that exclusion of depreciation expense allows comparisons of operating results that are consistent across past, present and future periods.

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SeaChange Q2 FY13/Page 7

Amortization of Intangible Assets and Capitalized Software. We incur amortization expense of intangibles related to various acquisitions that have been made in recent years. These intangible assets are valued at the time of acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition. We believe that exclusion of these expenses allows comparisons of operating results that are consistent over time for both the Company’s newly-acquired and long-held businesses.

Stock-based Compensation Expense. We incur expenses related to stock-based compensation included in our GAAP presentation of cost of revenues, selling, general and administrative expense and research and development expense. Although stock-based compensation is an expense we incur and is viewed as a form of compensation, these expenses vary in amount from period to period, and are affected by market forces that are difficult to predict and are not within the control of management, such as the market price and volatility of our shares, risk-free interest rates and the expected term and forfeiture rates of the awards.

Inventory Write-down. We incur inventory write-downs of our legacy product lines as we end of life certain product lines to focus on selling our new products being developed.

Earn-outs and Change in Fair Value of Earn-outs. Earn-outs and the change in the fair value of the earn-outs are considered by management to be non-recurring expenses to the former shareholders of the businesses we acquire. We also incur expense due to changes in fair value related to contingent consideration that we believe would otherwise impair comparability among periods.

Professional Fees: Acquisitions, Divestitures, Litigation and Strategic Alternatives. We have excluded the effect of professional fees associated with our acquisitions and divestitures, litigation and strategic alternatives because the amount and timing of these expenses are largely non-recurring.

Severance and Other Restructuring. As a result of our cost reduction and streamlining efforts, we incur charges such as severance costs and certain costs related to facility reductions, including asset write-downs, which we generally would not have otherwise incurred in the periods presented as part of our continuing operations. We have also incurred certain other restructuring costs with the hiring of new senior management executives to replace our former senior executives. We believe that the exclusion of these expenses provides a greater comparison of our general and administrative expenses and feel that these costs are not indicative of past, present and future periods operating performance.

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SeaChange Q2 FY13/Page 8

The following two tables reconcile the Company’s income (loss) from operations, the most directly comparable GAAP financial measure to the Company’s non-GAAP operating income:

Reconciliation of GAAP to Non-GAAP Results:

Reconciliation to GAAP - Quarter Ended July 31, 2012

						Diluted EPS
		Gross		Loss/Income	Operating	from
(In Thousands, except per	Gross	Profit	Operating	From	Loss/Income	Income from
share amount)	Profit	Percentage	Expenses	Operations	Percentage	Operations

GAAP reported results	$16,490	44.9%	$23,295	$(6,805)	-18.5%	$(0.21)
Stock-based compensation expense	77	0.2%	(1,223)	1,300	3.5%	$0.04
Amortization of intangible assets and capitalized software	503	1.4%	(944)	1,447	3.9%	$0.04
Inventory write-down	1,752	4.7%	-	1,752	4.8%	$0.05
Earn-outs and change in fair value of earn-outs	-	0.0%	(1,543)	1,543	4.2%	$0.05
Professional fees: acquisitions, divestitures, litigation, and strategic alternatives	-	0.0%	(469)	469	1.3%	$0.02
Severance and other restructuring costs	-	0.0%	(1,470)	1,470	4.0%	$0.05
Non-GAAP financial results	$18,822	51.2%	$17,646	$1,176	3.2%	$0.04

Weighted Shares Outstanding						32,629

Reconciliation to GAAP - Quarter Ended July 31, 2011

						Diluted EPS
		Gross		Loss/Income	Operating	from
(In Thousands, except per	Gross	Profit	Operating	From	Loss/Income	Income from
share amount)	Profit	Percentage	Expenses	Operations	Percentage	Operations

GAAP reported results	$22,111	57.6%	$21,334	$777	2.0%	$0.02
Stock-based compensation expense	89	0.3%	(717)	806	2.1%	$0.03
Amortization of intangible assets and capitalized software	516	1.3%	(1,125)	1,641	4.3%	$0.05
Earn-outs and change in fair value of earn-outs	-	0.0%	(52)	52	0.1%	$0.00
Professional fees: acquisitions, divestitures, litigation, and strategic alternatives	-	0.0%	(708)	708	1.9%	$0.02
Severance and other restructuring costs	-	0.0%	(227)	227	0.6%	$0.01
Non-GAAP financial results	$22,716	59.2%	$18,505	$4,211	11.0%	$0.13

Weighted Shares Outstanding						32,080

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SeaChange Q2 FY13/Page 9

Reconciliation of GAAP to Non-GAAP Results:

Reconciliation to GAAP - Six Months Ended July 31, 2012

						Diluted EPS
		Gross		Loss/Income	Operating	from
(In Thousands, except per	Gross	Profit	Operating	From	Loss/Income	Income from
share amount)	Profit	Percentage	Expenses	Operations	Percentage	Operations

GAAP reported results	$36,643	49.9%	$44,619	$(7,976)	-10.9%	$(0.24)
Stock-based compensation expense	194	0.3%	(2,134)	2,328	3.2%	$0.07
Amortization of intangible assets and capitalized software	1,028	1.4%	(1,922)	2,950	4.0%	$0.09
Inventory write down	1,752	2.4%	-	1,752	2.4%	$0.05
Earn-outs and change in fair value of earn-outs	-	0.0%	(1,603)	1,603	2.2%	$0.06
Professional fees: acquisitions, divestitures, litigation, and strategic alternatives	-	0.0%	(1,419)	1,419	1.9%	$0.04
Severance and other restructuring costs	-	0.0%	(1,442)	1,442	2.0%	$0.04
Non-GAAP financial results	$39,617	54.0%	$36,099	$3,518	4.8%	$0.11

Weighted Shares Outstanding						32,585

Reconciliation to GAAP - Six Months Ended July 31, 2011

						Diluted EPS
		Gross		Loss/Income	Operating	from
(In Thousands, except per	Gross	Profit	Operating	From	Loss/Income	Income from
share amount)	Profit	Percentage	Expenses	Operations	Percentage	Operations

GAAP reported results	$44,149	56.2%	$44,143	$6	0.0%	$0.00
Stock-based compensation expense	240	0.3%	(1,876)	2,116	2.7%	$0.07
Amortization of intangible assets and capitalized software	1,117	1.4%	(1,915)	3,032	3.9%	$0.09
Earn-outs and change in fair value of earn-outs	-	0.0%	(105)	105	0.1%	$0.00
Professional fees: acquisitions, divestitures, litigation, and strategic alternatives	-	0.0%	(1,276)	1,276	1.6%	$0.04
Severance and other restructuring costs	-	0.0%	(227)	227	0.3%	$0.01
Non-GAAP financial results	$45,506	57.9%	$38,744	$6,762	8.6%	$0.21

Weighted Shares Outstanding						32,008

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SeaChange Q2 FY13/Page 10

The following table reconciles the Company’s loss from continuing operations to its Adjusted EBITDA:

SeaChange International, Inc.

Reconciliation of Selected GAAP Measures to Non-GAAP Measures - Unaudited

(in thousands)

	Three Months Ended
	July 31,
	2012	2011
	(in thousands)
Adjusted EBITDA:
(Loss) income from continuing operations	$(7,394)	$966
Income tax expense (benefit)	115	(90)
Net interest income and expense	70	(69)
Depreciation expense	954	1,540
Amortization of intangible assets and capitalized software	1,447	1,641
EBITDA	(4,808)	3,988
Stock-based compensation expense	1,300	806
Earn-outs and change in fair value of earn-outs	1,543	52
Professional fees: acquisitions, divestitures, litigation, and strategic alternatives	469	708
Inventory write down	1,752	-
Severance and other restructuring	1,470	227
Adjusted EBITDA	$1,726	$5,781

	Six Months Ended
	July 31,
	2012	2011
	(in thousands)
Adjusted EBITDA:
(Loss) income from continuing operations	$(7,681)	$562
Income tax expense (benefit)	116	(214)
Net interest income and expense	33	(171)
Depreciation expense	2,307	2,886
Amortization of intangible assets and capitalized software	2,950	3,032
EBITDA	(2,275)	6,095
Stock-based compensation expense	2,328	2,116
Earn-outs and change in fair value of earn-outs	1,603	105
Professional fees: acquisitions, divestitures, litigation, and strategic alternatives	1,419	1,276
Inventory write-down	1,752	-
Severance and other restructuring	1,442	227
Adjusted EBITDA	$6,269	$9,819

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SeaChange Q2 FY13/Page 11

SeaChange International, Inc.

Second Quarter and Year to Date Fiscal Year 2013 Results

Prepared Remarks

September 5, 2012

SeaChange is providing a copy of these prepared remarks in combination with its press release. This process and these remarks are offered to allow investors and analysts additional time and detail for analyzing our financial results in advance of our quarterly conference call. As previously scheduled, the conference call will begin tomorrow, Sept. 6, at 8:30 a.m. E.T. and will include comments followed by questions and answers. These prepared remarks will not be read on the call.

The conference call may be accessed using the following information:

-	Telephone: 866-322-1550 (U.S.) and 973-200-3380 (international)
-	Conference ID: 108-27-886
-	Live webcast: www.schange.com/IR (An archived webcast also will be available at this site.)

Fiscal 2013 Second Quarter and Year to Date Financial Discussion (excludes discontinued operations)

Product Revenue. Our product revenue of $13.5 million for the second quarter of fiscal 2013 decreased 10% from the $15.0 million we posted for the second quarter of fiscal 2012. The year over year decrease of $1.5 million in product revenues resulted primarily from lower back office software license revenues from legacy products of $400,000, due to lower demand from North American customers. The decrease in back office product revenues was also due in part to the new Comcast agreement signed during the second quarter of fiscal 2013, which resulted in certain product revenue being classified as service revenues. Unlike in prior periods, where the agreements with Comcast provided for specified product enhancements and therefore were classified as product revenues, this new Comcast agreement contains no specified product enhancements. During the previous year, the Comcast subscription agreement was accounted for under the percentage of completion accounting basis and recorded as product revenues totaling $1.6 million. In addition, lower advertising product revenues of $700,000 were due to the second quarter last year having included higher license revenues from a large North American customer. The lower software product revenues were partially offset by increased VOD server revenues from large North American customers of $1.2 million compared to the previous year.

For the first six months of fiscal 2013, our product revenues of $25.5 million decreased by 21.3% from product revenues of $32.4 million for the first six months of fiscal 2012. The decrease of $6.9 million in product revenues during the first six months of fiscal 2013 was due to lower back office software license revenues of $6.4 million, due to lower demand from North American customers of our legacy products and, that in the prior year, the Comcast subscription agreement was classified as product revenue. In addition, lower advertising product revenues of $3.6 million were primarily due to the prior year including higher license revenues from a large North American customer. The lower software product revenue was partially offset by increased VOD server shipments in the current year of $3.1 million to North American customers.

Service Revenue. Our service revenues were $23.2 million for the second quarter of fiscal 2013 or almost equal to the $23.3 million we posted in the second quarter of fiscal 2012. The slight decrease in service revenues year over year was due to lower back office and advertising maintenance and professional services revenue which was offset by higher gateway services revenue from several domestic customers.

Our service revenues increased 3.8% to $47.9 million for the first six months of fiscal 2013 from $46.2 million in the first six months of fiscal 2012. The $1.7 million increase in service revenues year over year was due to the higher gateway services revenues partially offset by lower VOD and Advertising maintenance and professional services revenues from our domestic customers.

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SeaChange Q2 FY13/Page 12

Gross Margin. Costs of product revenues consist primarily of the cost of purchased material components and subassemblies, labor and overhead relating to the final assembly and testing of complete systems and related expenses, and labor and overhead costs related to software development contracts. Our gross margin as a percentage of sales decreased in the second quarter of fiscal 2013 by 13% as a percentage of revenues compared to the second quarter of fiscal 2012. This decrease in gross margin is due to the $1.8 million inventory write-down of our legacy hardware products and lower service margins as a result of a decrease in our Back Office and Advertising maintenance and professional revenues as our costs are somewhat fixed for these revenue streams. In addition, our margins in our gateway product line were slightly lower than the prior year due to the addition of headcount, primarily from the Flashlight acquisition, as these engineering costs associated with our statement of work business are classified as costs of sales due to their direct correlation with revenues recognized.

Our gross margin as a percentage of sales decreased 6% in the first six months of fiscal 2013, as compared to the first six months of fiscal 2012. This margin decrease was primarily due to the $1.8 million write-down of inventory of our legacy hardware products and lower product margins relating to our overall product mix, as we had higher VOD server revenues during the first half of fiscal 2013 compared to fiscal 2012, and revenues from this product line typically carry lower margin than our software products. In addition, our margins in our gateway product line were slightly lower than the prior year due to the addition of headcount, primarily from the Flashlight acquisition, as these engineering costs associated with our statement of work business are classified as costs of sales due to their direct correlation with revenues recognized.

Inventory Write-down. For the three months and six months ended July 31, 2012, we incurred a $1.8 million inventory write-down due to lower foreseeable demand for some of our legacy product lines, in particular, hardware components related to certain discontinued VOD server product lines to focus on selling the new products being developed. We will continue to review our inventory levels and there may be future inventory write-downs.

Research and Development. Our research and development expenses consist primarily of employee costs, which include salaries, benefits and related payroll taxes, depreciation of development and test equipment and an allocation of related facility expenses. During the second quarter of fiscal 2013, our total research and development expenses decreased by $0.3 million, to $9.7 million from approximately $10.0 million during the second quarter of fiscal 2012. This slight decrease is due primarily to lower headcount partially offset by higher outside contract labor costs as we continue to focus our investment on our next generation product offerings.

Research and development expenses were relatively flat at $19.6 million and $19.9 million for the first six months of fiscal 2013 and 2012, respectively, as lower headcount related costs were offset by higher outside contract labor costs as we focus our investment on our next generation product offerings.

Selling and Marketing. Our selling and marketing expenses consist primarily of payroll costs, which include salaries and related payroll taxes, benefits and commissions, travel expenses and certain promotional expenses. Selling and marketing expenses decreased from $4.6 million, or 12% of total revenues in the second quarter of fiscal 2012, to $3.9 million, or 11% of total revenues, in the second quarter of fiscal 2013. The decrease of $0.7 million was primarily due to headcount reductions and reduced travel expenses.

Selling and marketing expenses decreased from $10.7 million, or 14% of total revenues in the first six months of fiscal 2012, to $8.1 million, or 11% of total revenues, in the first six months of fiscal 2013. The decrease of $2.6 million was primarily due to reductions in headcount during the first half of the fiscal year 2013, corresponding reductions in travel expenses and lower commission expense resulting from lower first half of fiscal 2013 revenues.

General and Administrative. Our general and administrative expenses consist primarily of employee costs, which include salaries and related payroll taxes and benefit related costs, legal and accounting services and an allocation of related facilities expenses. General and administrative expenses of $4.0 million were relatively flat compared to the previous year.

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In the first six months of fiscal 2013, general and administrative expenses increased to $8.4 million, or 11% of total revenues, from $8.1 million, or 10% of total revenues in the first six months of fiscal 2012. The increase of $300,000 in general and administrative expense is due to higher compensation expenses, travel and corporate legal fees.

Stock Compensation. Our stock compensation expense is related to the issuance of stock grants to our employees, executives and Board of Directors. During the second quarter of fiscal 2013, our stock compensation increased from approximately $800,000 to $1.3 million compared to the previous year due primarily to the performance based stock compensation package granted to our new Chief Executive Officer who was appointed to his permanent position on May 1, 2012.

During the first six months of fiscal 2013, our stock compensation increased by approximately $200,000, from $2.1 million to $2.3 million primarily due to the performance based stock compensation package granted to our new Chief Executive Officer who was appointed to his permanent position on May 1, 2012.

Earn-outs and Change in Fair Value of Earn-outs. Our earn-out costs include changes in the fair value of acquisition related contingent consideration, and changes in contingent liabilities related to estimated earn-out payments. During the three months and six months ended July 31, 2012, we revised our estimate of potential earn out payments to the former shareholders of VividLogic and recorded an accrued expense of $1.5 million to reflect estimated future financial performance compared to the respective earn-out criteria.

Professional Fees: Acquisitions, Divestitures, Litigation, and Strategic Alternatives. Our fiscal 2013 professional fees are primarily related to professional fees paid to outside counsel for our divestitures of the Broadcast Servers and Storage business and the Media Services business. It also consists of professional fees related to our patent litigation with ARRIS Group, Inc. During the second quarter of fiscal 2013, these professional fees decreased $240,000 compared to the prior year. The decrease is due to lower professional fees in connection with our review of strategic alternatives incurred last year and patent litigation with ARRIS Group, Inc., offset by higher professional fees associated with the divestitures of the Broadcast Server and Storage and Media Services businesses incurred during the second quarter of 2013.

During the first six months of fiscal 2013, these professional fees increased $100,000 to $1.4 million from $1.3 million. This slight increase was primarily due to our professional fees associated with divestitures this year compared to the professional fees we incurred during our review of strategic alternatives in the same prior period.

Severance and Other Restructuring Expenses. During the three months and six months ended July 31, 2012, we incurred severance and other restructuring charges of $1.5 million as we continue to take actions to lower our overall cost structure and improve our financial performance. Included in the restructuring charge are severance costs of $400,000 related to the headcount reduction of 21 employees in our finance and accounting and manufacturing departments. We also incurred a $865,000 facilities related charge for the reduction of leased space and certain other fixed assets at our leased facility in the Philippines, which significantly reduced the space at this facility. In addition, we incurred one-time charges of approximately $200,000 for a sign-on bonus, relocation expenses and recruitment fees, relating to the hiring and appointment of a new permanent Chief Executive Officer on May 1, 2012. We incurred $200,000 of severance and restructuring charges for the second quarter of fiscal 2012 related to a reduction in the manufacturing department.

Adjusted EBITDA. During the three and six month periods ended July 31, 2012, our adjusted EBITDA was $1.7 million and $6.3 million, respectively. For the same three and six month periods ended July 31, 2011, our adjusted EBITDA was $5.8 million and $9.8 million, respectively. The primary difference between the current three and six month periods compared to the same prior year periods is the loss from continuing operations in fiscal 2013 compared to income from operations in fiscal 2012, severance and restructuring charges as a result of reducing our overall operating costs to further streamline the business, and earn-out charges and payments as a result of our prior acquisitions.

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